Exhibit 99.1 Barnes 860.583.7070 | info@bginc.com barnesgroupinc.com

BARNES REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
Generates solid sales and earnings growth, delivers good cash performance for 2021

Fourth Quarter 2021:
•Sales of $311 million, up 8% versus prior year period; Organic Sales up 9%
•Operating Margin of 11.4%; Adjusted Operating Margin of 11.4%, similar to a year ago
•GAAP EPS of $0.55; Adjusted EPS of $0.55, up 53% versus prior year period

Full Year 2021:
•Sales of $1,259 million, up 12% from 2020; Organic Sales up 11%
•Operating Margin of 11.9%; Adjusted Operating Margin of 12.0%, down 80 bps
•GAAP EPS of $1.96; Adjusted EPS of $1.94, up 18% from 2020

2022 Outlook:
•2022 Organic Sales Growth of +8 to +10%
•2022 Adjusted EPS of $2.20 to $2.45; Up 13% to 26% from 2021 Adjusted EPS of $1.94.

February 18, 2022

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the fourth quarter and full year 2021.

“Barnes exits 2021 with a solid quarter of revenue and earnings growth, a book-to bill of 1.1 times, and a healthy backlog level. Our Aerospace business led the way with strong sales growth and margin improvement given the ongoing recovery in aviation-related end markets. Within Industrial, supply chain and inflationary challenges persisted weighing on sales growth and margin performance in the fourth quarter,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes. “As aerospace flight activity further rebounds, and we build upon the progress made in our automation and medical end markets, we envision 2022 as another step towards our return to sustainable growth and margin improvement,” added Dempsey.

Fourth Quarter 2021 Highlights

Fourth quarter 2021 net sales of $311 million were up 8% from $289 million in the prior year period, with organic sales (1) increasing 9%. Operating income was $35.4 million versus $32.7 million a year ago. Operating margin increased 10 bps to 11.4%. Excluding a small net restructuring charge, adjusted operating income was $35.4 million and adjusted operating margin was 11.4%, flat to last year.

123 Main Street, Bristol, CT 06010-6376

Net income for the fourth quarter was $28.1 million, or $0.55 per diluted share, compared to $17.7 million, or $0.35 per diluted share, a year ago. On an adjusted basis, net income per share of $0.55 was up 53% from $0.36 a year ago. Adjusted net income per diluted share in the fourth quarter of 2021 excludes a small net restructuring charge while the prior year excludes a $0.01 of combined restructuring costs and Seeger divestiture adjustments.

Full Year 2021 Highlights

For the full year 2021, Barnes generated net sales of $1,259 million, up 12% from $1,124 million in the prior year. Full year organic sales were up 11%. Operating income was $150.0 million versus $123.4 million a year ago, while operating margin increased 90 bps to 11.9%. On an adjusted basis, operating income was $151.0 million this year versus $144.0 million last year, an increase of 5%. Adjusted operating margin was 12.0%, down 80 bps from the prior year.

Interest expense for 2021 was $16.2 million, an increase of $0.3 million from the prior year due to the impact of higher average interest rates, partially offset by decreased borrowings during the period. Other expense was $6.0 million, essentially unchanged from a year ago.

The Company’s effective tax rate in 2021 was 21.9% compared with 37.6% last year with the decrease largely due to the absence of tax on the divestiture of Seeger in 2020, a benefit related to a realignment of Italian tax basis goodwill and intangibles, a benefit related to foreign audit adjustments, a change in the mix of earnings between high and low taxing jurisdictions, and a decrease in the GILTI tax.

Net income for the year was $99.9 million, or $1.96 per diluted share, compared to $63.4 million, or $1.24 per diluted share, a year ago. On an adjusted basis, 2021 net income per share was $1.94, up 18% from $1.64 in 2020. Adjusted net income per share for 2021 excludes a $0.04 benefit due to foreign tax matters and $0.02 of restructuring costs. For 2020, adjusted net income per share excludes $0.27 of restructuring costs and $0.13 of Seeger divestiture adjustments.

2021 full year cash provided by operating activities was $167.8 million versus $215.5 million in the prior year period. Free cash flow was $133.7 million compared to $174.8 million last year. Capital expenditures were $34.1 million, down $6.6 million from a year ago.

Segment Performance

Industrial
Fourth quarter sales were $210 million, up 1% from $209 million in the prior year period. Organic sales increased 3%. Unfavorable foreign exchange decreased sales by approximately $4 million, or 2%. Operating profit in the fourth quarter was $19.1 million, down 22% from $24.5 million in the prior year period. Operating margin was 9.1%, down 260 bps from a year ago. Excluding a favorable restructuring benefit of approximately $0.1 million in the current year, and an aggregate $0.2 million of restructuring charges and Seeger divestiture adjustments last year, adjusted operating profit of $18.9 million was down 23% from 2020, and adjusted operating margin of 9.0% was down 280 bps. The decrease in adjusted operating profit was primarily driven by higher labor, raw material and freight costs, and costs incurred in support of segment growth initiatives.

Industrial’s full year 2021 sales were $896 million, up 16% from $770 million a year ago. Organic sales were up 14%. The Seeger divestiture had an unfavorable sales impact of 1%, while favorable foreign exchange had a positive impact of 3%. Full year operating profit of $97.7 million was up 47% from $66.6 million in the prior year. On an adjusted basis, operating profit was $97.8 million versus $85.0 million a year ago, an increase of 15%. Adjusted operating margin was 10.9%, down 10 bps from 2020.

Aerospace
Fourth quarter sales were $101 million, up 26% from $80 million last year, benefitting from an improving aerospace end market. Aerospace original equipment manufacturing (“OEM”) sales increased 18%, while aftermarket sales increased 45% compared to the prior year period.

Operating profit was $16.3 million in the fourth quarter, up 99% from $8.2 million in the prior year period. Excluding $0.2 million of restructuring costs this year, adjusted operating profit of $16.5 million was up 101% from a year ago. The increase in adjusted operating profit was driven by the contribution of higher sales volumes and favorable productivity, offset in part by higher compensation costs including incentive compensation. Adjusted operating margin was 16.4%, up 620 bps from 10.2% last year.

Full year 2021 Aerospace sales were $362 million, up 2% from $354 million last year. Operating profit was $52.3 million, down 8% from last year’s $56.8 million while operating margin was 14.4%, down 160 bps from a year ago. On an adjusted basis, operating profit was $53.2 million down 10% from a year ago and adjusted operating margin was 14.7%, down 200 bps.

Aerospace OEM backlog ended 2021 at $680 million, up 2% from September 2021. The Company expects to convert approximately 40% of this backlog to revenue over the next 12 months.

Balance Sheet and Liquidity

Barnes’ balance sheet and liquidity profile remain well-positioned and supportive of ongoing investments in growth initiatives. The Company has liquidity of $103 million in cash and approximately $505 million available under the revolving credit facility, subject to covenants which would have allowed $202 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.4 times at quarter end, down from 2.6 times at the end of the third quarter 2021.

2022 Full Year Outlook

Barnes expects 2022 organic sales to be up 8% to 10%. Foreign exchange is anticipated to have an unfavorable 2% impact on 2022 sales. Adjusted operating margin is forecasted to be in the range of 13.0% to 14.0%. Adjusted earnings are expected to be in the range of $2.20 to $2.45 per diluted share, up 13% to 26% from 2021’s adjusted earnings of $1.94 per share. 2022 adjusted earnings per share are anticipated to exclude a $0.02 impact related to residual restructuring activities primarily in the Aerospace segment. The Company forecasts capital expenditures of approximately $60 million and cash conversion of greater than 100% of net income. The effective tax rate for 2022 is expected to be approximately 25.5% to 26.5%.

“Despite meaningful headwinds which flow from the persistent influence of the pandemic in some of our businesses, we finished 2021 demonstrating noteworthy resilience. We again generated strong cash conversion, and our balance sheet continues to strengthen. We’ve made significant investments in innovation and growth during 2021, and these are expected to position us well moving forward, notwithstanding current market challenges. In addition, we remain committed to add to our portfolio through value enhancing acquisitions, and our diligence in finding strategic opportunities is ongoing,” said Julie K. Streich, Senior Vice President, Finance and Chief Financial Officer, Barnes.

Conference Call Information

Barnes will conduct a conference call with investors to discuss fourth quarter and full year 2021 results at 8:30 a.m. ET today, February 18, 2022. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.barnesgroupinc.com.
The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 18, 2022 until 11:59 p.m. (ET) on Friday, February 25, 2022, by dialing (647) 362-9199; Conference ID 1137078.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes
Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Employees across the globe are dedicated to Persistent Ingenuity™ – advancing what’s possible and delivering to the highest standards. We serve a wide range of end markets and customers, including healthcare, automation, packaging, aerospace, mobility, and manufacturing, delivering breakthrough products and services to shape a more inclusive and sustainable world. For more information, visit www.barnesgroupinc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including global price inflation and shortages impacting the availability of materials; the duration and severity of the COVID-19 pandemic, including its impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments, and acts of terrorism; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims;

future repurchases of common stock; future levels of indebtedness; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Category: General

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net sales	$311,000	$289,125	7.6	$1,258,846	$1,124,391	12.0

Cost of sales	200,906	189,024	6.3	803,850	721,238	11.5
Selling and administrative expenses	74,708	67,403	10.8	304,978	279,783	9.0
	275,614	256,427	7.5	1,108,828	1,001,021	10.8
Operating income	35,386	32,698	8.2	150,018	123,370	21.6

Operating margin	11.4%	11.3%		11.9%	11.0%

Interest expense	3,766	4,021	(6.3)	16,209	15,944	1.7
Other expense (income), net	2,041	3,230	(36.8)	5,992	5,931	1.0
Income before income taxes	29,579	25,447	16.2	127,817	101,495	25.9
Income taxes	1,443	7,730	(81.3)	27,944	38,120	(26.7)
Net income	$28,136	$17,717	58.8	$99,873	$63,375	57.6

Common dividends	$8,109	$8,100	0.1	$32,402	$32,402	—

Per common share:
Net income:
Basic	$0.55	$0.35	57.1	$1.96	$1.25	56.8
Diluted	0.55	0.35	57.1	1.96	1.24	58.1
Dividends	0.16	0.16	—	0.64	0.64	—

Weighted average common shares outstanding:
Basic	50,928,466	50,865,216	0.1	50,926,374	50,880,846	0.1
Diluted	51,058,961	51,021,633	0.1	51,079,063	51,097,586	(0.0)

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2021	2020	% Change		2021	2020	% Change
Net sales
Industrial	$210,275	$209,080	0.6		$896,495	$770,127	16.4
Aerospace	100,725	80,045	25.8		362,363	354,272	2.3
Intersegment sales	—	—			(12)	(8)
Total net sales	$311,000	$289,125	7.6		$1,258,846	$1,124,391	12.0

Operating profit
Industrial	$19,091	$24,519	(22.1)		$97,726	$66,582	46.8
Aerospace	16,295	8,179	99.2		52,292	56,788	(7.9)
Total operating profit	$35,386	$32,698	8.2		$150,018	$123,370	21.6

Operating margin			Change				Change
Industrial	9.1%	11.7%	(260)	bps.	10.9%	8.6%	230	bps.
Aerospace	16.2%	10.2%	600	bps.	14.4%	16.0%	(160)	bps.
Total operating margin	11.4%	11.3%	10	bps.	11.9%	11.0%	90	bps.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$102,860	$79,145
Accounts receivable	262,257	251,460
Inventories	239,655	238,008
Prepaid expenses and other current assets	75,437	73,732
Total current assets	680,209	642,345

Deferred income taxes	21,976	22,092
Property, plant and equipment, net	341,462	370,947
Goodwill	955,370	1,011,580
Other intangible assets, net	500,246	564,132
Other assets	77,557	65,130
Total assets	$2,576,820	$2,676,226

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$1,900	$2,115
Accounts payable	131,076	112,428
Accrued liabilities	175,583	178,560
Long-term debt - current	1,835	2,276
Total current liabilities	310,394	295,379

Long-term debt	599,932	699,868
Accrued retirement benefits	76,784	98,171
Deferred income taxes	66,704	91,668
Long-term tax liability	52,114	59,063
Other liabilities	42,126	49,400

Total stockholders' equity	1,428,766	1,382,677
Total liabilities and stockholders' equity	$2,576,820	$2,676,226

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2021	2020
Operating activities:
Net income	$99,873	$63,375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,085	87,656
Gain on disposition of property, plant and equipment	(1,027)	(94)
Stock compensation expense	11,470	10,300
Seeger divestiture charges	—	6,677
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	(18,793)	107,381
Inventories	(7,350)	2,147
Prepaid expenses and other current assets	(5,208)	(5,721)
Accounts payable	22,909	(9,968)
Accrued liabilities	(1,630)	(37,430)
Deferred income taxes	(19,354)	(5,867)
Long-term retirement benefits	3,423	(1,418)
Long-term tax liability	(6,949)	(6,949)
Other	(643)	5,373
Net cash provided by operating activities	167,806	215,462

Investing activities:
Proceeds from disposition of property, plant and equipment	3,007	449
Proceeds from the sale of businesses, net of cash sold	—	36,062
Capital expenditures	(34,117)	(40,698)
Other	1,304	—
Net cash used by investing activities	(29,806)	(4,187)

Financing activities:
Net change in other borrowings	(173)	(5,855)
Payments on long-term debt	(115,507)	(266,424)
Proceeds from the issuance of long-term debt	48,300	98,107
Proceeds from the issuance of common stock	1,427	1,989
Common stock repurchases	(5,229)	(15,550)
Dividends paid	(32,402)	(32,402)
Withholding taxes paid on stock issuances	(1,421)	(3,368)
Other	(9,661)	3,837
Net cash used by financing activities	(114,666)	(219,666)

Effect of exchange rate changes on cash flows	(2,893)	6,054
Increase (decrease) in cash, cash equivalents and restricted cash	20,441	(2,337)

Cash, cash equivalents and restricted cash at beginning of year	91,468	93,805
Cash, cash equivalents and restricted cash at end of year	111,909	91,468
Less: Restricted cash, included in Prepaid expenses and other current assets	(4,524)	(4,944)
Less: Restricted cash, included in Other assets	(4,525)	(7,379)
Cash and cash equivalents at end of year	$102,860	$79,145

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2021	2020
Free cash flow:
Net cash provided by operating activities	$167,806	$215,462
Capital expenditures	(34,117)	(40,698)
Free cash flow (1)	$133,689	$174,764

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	$99,873	$63,375
Seeger divestiture charges	—	6,677
Net income (as adjusted) (2)	$99,873	$70,052

Free cash flow to net income cash conversion ratio (as adjusted) (2)	134%	249%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the Seeger divestiture charges from 2020 net income.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2021	2020	% Change		2021	2020	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$19,091	$24,519	(22.1)		$97,726	$66,582	46.8
Restructuring/reduction in force charges	(144)	141			103	15,907
Seeger divestiture adjustments	—	57			—	2,466
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$18,947	$24,717	(23.3)		$97,829	$84,955	15.2

Operating Margin - Industrial Segment (GAAP)	9.1%	11.7%	(260)	bps.	10.9%	8.6%	230	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	9.0%	11.8%	(280)	bps.	10.9%	11.0%	(10)	bps.

Operating Profit - Aerospace Segment (GAAP)	$16,295	$8,179	99.2		$52,292	$56,788	(7.9)
Restructuring/reduction in force charges	194	8			864	2,251
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$16,489	$8,187	101.4		$53,156	$59,039	(10.0)

Operating Margin - Aerospace Segment (GAAP)	16.2%	10.2%	600	bps.	14.4%	16.0%	(160)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	16.4%	10.2%	620	bps.	14.7%	16.7%	(200)	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$35,386	$32,698	8.2		$150,018	$123,370	21.6
Restructuring/reduction in force charges	50	149			967	18,158
Seeger divestiture adjustments	—	57			—	2,466
Operating Income as adjusted (Non-GAAP) (1)	$35,436	$32,904	7.7		$150,985	$143,994	4.9

Operating Margin (GAAP)	11.4%	11.3%	10	bps.	11.9%	11.0%	90	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.4%	11.4%	—	bps.	12.0%	12.8%	(80)	bps.

Diluted Net Income per Share (GAAP)	$0.55	$0.35	57.1		$1.96	$1.24	58.1
Foreign tax matters	—	—			(0.04)	—
Restructuring/reduction in force charges	—	0.01			0.02	0.27
Seeger divestiture adjustments	—	—			—	0.13
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.55	$0.36	52.8		$1.94	$1.64	18.3

			Full-Year 2022 Outlook
Diluted Net Income per Share (GAAP)			$2.18	to	$2.43
Restructuring/reduction in force charges				0.02
Diluted Net Income per Share as adjusted (Non-GAAP) (1)			$2.20	to	$2.45

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2021: 1) the impact of certain foreign tax matters including a benefit related to the Italy tax realignment, partially offset by a charge related to the UK tax rate and 2) charges related to restructuring actions at certain businesses. The Company has excluded the following from its "as adjusted" financial measurements for 2020: 1) adjustments related to the divestiture of the Seeger business, including $2.5M reflected within the Industrial segment's operating profit and $4.2M of tax expense and 2) charges taken in 2020 related to restructuring and workforce reduction actions implemented across its businesses, including $18.2M reflected within operating profit ($0.1M in the fourth quarter) and $1.0M reflected within other expense (income), net ($0.5M in the fourth quarter). The tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 34%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.